Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports Second Quarter 2020 Results
E.P.S. of $(2.98) per share, Adjusted E.P.S. of $(0.08) per share

ALPHARETTA, GEORGIA — August 4, 2020 — Neenah, Inc. (NYSE:NP) today reported second quarter 2020 results.

Second Quarter Highlights / Events

•
Net sales of $161.4 million decreased 36 percent compared with $253.4 million in the prior year. Technical Products segment sales decreased 28 percent and Fine Paper and Packaging revenues declined 48 percent. The decline in revenues in both segments resulted primarily from lower volumes caused by impacts of the COVID-19 pandemic.

•
An operating loss of $(58.5) million compared with operating income of $19.8 million in the prior year period. Excluding adjusting items of $59.0 million in 2020 and $3.5 million in 2019, adjusted operating income declined from $23.3 million in 2019 to $0.5 million in 2020 as a result of lower sales and production volumes and related manufacturing fixed cost inefficiencies, partly offset by reductions in manufacturing and selling, general and administrative ("SG&A") costs, and benefits of lower input prices net of selling price changes.

•
Pre-tax adjusting items of $59.0 million in 2020 consisted of charges for asset impairment and write-offs, loss on debt extinguishment, incremental COVID-19 costs, and other restructuring and non-routine costs. In 2019, adjusting items of $3.5 million included accelerated depreciation due to idling a fine paper machine and other restructuring and non-routine costs. In 2020, a $4.0 million ($0.24 per share) adjustment to increase the valuation allowance against state deferred tax assets was also excluded. Additional detail on these items can be found in the GAAP reconciliation table later in this release.

•
GAAP earnings per diluted common share (E.P.S.) of $(2.98) compared with earnings of $0.80 per share in 2019. On an adjusted basis, E.P.S. of $(0.08) in the quarter decreased from $0.95 in the prior year period.

•
Cash generated from operations was $29.4 million and compared to $38.0 million in the prior year. Actions to increase working capital efficiencies and reduce discretionary spending were able to partly offset the impact of lower earnings.

•	Liquidity as of June 30, 2020 was $159 million, comprised of $26 million of cash on hand and $133 million of available borrowing capacity on existing credit facilities.

•	Quarterly cash dividends paid of $0.47 per share increased 4 percent from $0.45 per share in the prior year.

•	On May 13, Paul DeSantis assumed the role of Chief Financial Officer, replacing Bonnie Lind, who will remain with Neenah through her retirement date of October 1 to ensure a smooth transition.

•
On June 30, the Company entered into a new $200 million Term Loan B Facility with an initial variable interest rate of approximately 5%. Subsequent to quarter-end, proceeds under the Facility were used to redeem in full the $175 million of 2021 Senior Notes and repay borrowings under the Company’s senior secured revolving credit facility.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

“I was pleased with the strong execution and aggressive cost reductions our teams delivered in response to the COVID-19 slowdown in our markets. Demand in each of our business segments sequentially improved throughout the quarter, and the actions we’ve taken will make us more efficient going forward. While these actions along with impacts on demand from the pandemic resulted in a large non-cash charge in the quarter, our financial position and liquidity remain sound, as evidenced by our strong cash flow and successful debt refinancing”, said Julie Schertell, Chief Executive Officer. “This financial strength gives us flexibility to continue to execute our growth strategies, while maintaining a prudent balance sheet and providing returns to shareholders, including a meaningful dividend.”

Impact of COVID-19
The safety of our employees remains our number one priority. We continue to operate in a manner that protects their health and safety, with additional personal protective equipment, temperature checks, social distancing, extensive cleaning processes, and other COVID-19 related practices.
Financial results in the second quarter of 2020 reflected material adverse impacts from the COVID-19 pandemic, including a steep decline in global economic activity that significantly reduced demand for our products. In response, numerous actions were taken to carefully control and reduce spending, preserve liquidity, and prepare to emerge strongly as demand recovers. Actions have included the following:

•	reducing spending in all areas;

•	minimizing capital expenditures and discretionary contributions to pension plans;

•	reducing payroll costs through a freeze on wage increases and hiring, furloughs or direct pay reductions for virtually all employees, and restructuring to lower headcount;

•	suspending purchases under the 2020 Stock Purchase Plan;

•	utilizing available government initiatives and subsidies;

•	consolidating the manufacturing footprint through idling a fine paper machine and other smaller assets and reallocating volume to alternative assets with available capacity;

•	eliminating certain brands and SKUs;

•	aggressively managing working capital; and

•	initiating production of filtration media for the face mask market in Europe.

Lower near-term demand as a result of the pandemic resulted in an extension of our ramp curve and triggered a reduction in the carrying value of the Company's U.S. transportation filtration asset. The combined amount of asset write-offs, impairments, and other restructuring and non-routine charges totaled $59.0 million in the quarter, almost all of which were non-cash.

As a result of our actions, we believe Neenah has a strong financial position and more than adequate liquidity to withstand the current economic environment.

•	In addition to $26 million of cash on hand, over $130 of availability remains undrawn on our Global Revolving Credit Facility as of June 30, 2020; and

•	There are no near term debt maturities; the Global Revolving Credit Facility matures in December 2023 and Term Loan B matures in June 2027; and

•	The recent 7-year Term Loan B Facility provides an option to solicit an incremental facility of $125 million.

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $161.4 million in the second quarter of 2020 decreased 36 percent compared with $253.4 million in the second quarter of 2019. The decline in revenues resulted primarily from lower volumes caused by major adverse impacts of COVID-19. Net sales declined 28% in Technical Products and 48% in Fine Paper and Packaging, with a more pronounced decline in the Fine Paper and Packaging segment due to its shorter supply chain and reductions in end use demand for commercial print papers used primarily in advertising and marketing campaigns. Impacts from lower net selling prices and unfavorable currency translation effects were minimal in the quarter.

Selling, general and administrative (SG&A) expense of $20.8 million in the second quarter of 2020 decreased $6.1 million compared with $26.9 million in the prior year. Costs in 2020 were lower due to actions taken to reduce advertising, travel, and payroll costs, including impacts of furloughs, salary and headcount reductions, and wage and hiring freezes.

An operating loss of $(58.5) million in the second quarter of 2020 compared to operating income of $19.8 million in 2019. The primary reason for the decline was $59.0 million of mostly non-cash costs for impairments and write-offs as noted earlier and presented in the GAAP reconciliation table. Excluding adjusting items in both years, operating income of $0.5 million decreased $22.8 million from $23.3 million in the prior year. The decline in operating income was due to lower sales volumes and related fixed manufacturing cost inefficiencies in both segments that were partly offset by spending reductions in manufacturing and SG&A, as well as benefits from lower input prices net of selling price changes.

Net interest expense of $3.0 million in the second quarter of 2020 was equal to the second quarter of 2019.

In the second quarter of each year, the effective income tax rate applied to the pre-tax loss in 2020 and pre-tax income in 2019 was 19 percent. The tax rate in 2020 reflected a $4.0 million charge to increase the valuation allowance against the deferred tax asset for state tax credits and net operating losses. The tax rate in 2019 included the benefit of research and development tax credits.

Cash Flow and Balance Sheet Items
Cash provided from operations of $29.4 million in the second quarter of 2020 decreased from $38.0 million in the second quarter of 2019 as actions to decrease working capital and reduce discretionary spending partly offset the reduction in cash flow due to lower earnings.

Capital spending of $3.2 million in the second quarter of 2020 decreased $1.5 million compared with $4.7 million in the prior year. For the full year 2020, aggregate annual capital expenditures are expected to be $15 million, or half of typical annual spending.

Cash, cash equivalents and restricted cash as of June 30, 2020 were $202.7 million and increased $125.2 million compared to $77.5 million as of March 31, 2020. Debt as of June 30, 2020 of $381.4 million increased $109.5 million compared to $271.9 million as of March 31, 2020. Both “Restricted cash” and “Debt payable within one year” on the consolidated balance sheet include $176.5 million of principal and accrued interest that the Company deposited with the 2021 Note Trustee as a result of the call for redemption of the $175 million of 2021 Senior Notes, and after drawing down $200 million on the new Term Loan B Facility. The redemption of the 2021 Senior Notes was completed on July 16, 2020.

Quarterly Segment Results
Technical Products quarterly net sales of $106.1 million in 2020 decreased 28 percent from $146.4 million in the prior year. The revenue decline was primarily due to lower sales volumes resulting from the COVID-19 pandemic. Modestly lower selling prices, sales mix, and currency translation effects in 2020 also contributed to the decline in revenue.

Operating income decreased $59.8 million from the prior year to a loss of $47.3 million due to unfavorable adjusting items of $52.0 million for restructuring and impairment costs. Excluding these items, adjusted operating income decreased $8.2 million from $12.9 million to $4.7 million, primarily as a result of lower sales and production volumes and related fixed manufacturing cost inefficiencies. The impact of lower volumes was partly offset by spending reductions and benefits of lower input costs net of selling price changes.

Fine Paper and Packaging quarterly net sales of $55.3 million in 2020 decreased 48 percent, from $107.0 million in the prior year. The decline was primarily due to lower volumes resulting from the COVID-19 pandemic, with more pronounced declines in commercial print compared with premium packaging and consumer channel sales. In addition, net selling prices were modestly lower in 2020.

Operating income decreased $17.0 million from the prior year period to a loss of $4.1 million. Excluding unfavorable adjusting items of $4.6 million, adjusted operating income of $0.5 million in 2020 decreased $15.4 million from $15.9 million in the prior year primarily as a result of lower sales and production volumes and related manufacturing cost inefficiencies. The impact of lower volumes was partly offset by spending reductions and benefits of lower input costs net of selling price changes.

Unallocated Corporate costs in the second quarter of 2020 of $7.1 million increased $1.5 million from the prior year. Excluding adjustments of $2.3 million in 2020 related to loss on debt extinguishment, COVID-19 costs and restructuring and other non-routine costs, adjusted unallocated corporate expenses decreased $0.8 million due to reduced SG&A spending.

Year-to-Date
Consolidated net sales of $395.0 million for the six months ended June 30, 2020 decreased $98.1 million from the prior year period. The decline in revenues resulted primarily from major adverse volume impacts because of COVID-19; with net sales declining 13% in Technical Products and 29% in Fine Paper and Packaging. Other smaller negative impacts on net sales resulted from lower selling prices, a lower value mix of products sold, and unfavorable currency translation effects. The decline in net sales was more pronounced in the Fine Paper and Packaging segment due to its shorter supply chain and reductions in end use demand for commercial print papers used in advertising and marketing.

Consolidated operating income decreased $72.1 million from the prior year period to a loss of $34.9 million for the six months ended June 30, 2020. Excluding adjusting items noted below, operating income of $27.6 million decreased $13.1 million from $40.7 million in the prior year period due, primarily to lower sales and production volumes and related fixed manufacturing cost inefficiencies related to the COVID-19 pandemic. The impact of lower volumes was only partly offset by spending reductions and lower input costs net of selling price reductions. In addition, as presented on the reconciliation table, we recorded $59.0 million of non-cash asset restructuring and impairment costs for long-lived assets, loss on extinguishment of debt, incremental costs of responding to COVID-19, other restructuring and non-routine costs, and acquisition and due diligence costs. Adjusting items of $3.5 million in 2019 included accelerated depreciation due to idling of a paper machine, restructuring and other non-routine costs, and indirect tax costs.

Year-to-date net income from continuing operations decreased $59.1 million to a loss of $33.7 million compared with an income of $25.4 million in 2019. After excluding the 2020 after-tax adjustments of $51.4 million, and the 2019 after-tax adjustments of $2.6 million, the decrease in adjusted net income of $10.3 million in 2020 was due to lower adjusted operating income driven by the adverse impacts of the pandemic.

Year-to-date earnings (loss) per diluted common share from continuing operations of $(2.01) in 2020 decreased from $1.49 in 2019. After excluding $3.05 per share of adjustments in 2020 and $0.16 per share of adjustments in 2019, year-to-date adjusted earnings per share in 2020 and 2019 were $1.04 and $1.65, respectively.

Cash provided by operating activities of $43.6 million for the six months ended June 30, 2020 was $2.6 million higher than $41.0 million in the prior year period. Actions to improve working capital by managing inventory and to reduce other discretionary spending more than offset the impact from lower earnings.

Capital expenditures for the six months ended June 30, 2020 were $8.0 million compared to $9.0 million in the prior year period. For the full year 2020, aggregate annual capital expenditures are expected to be $15 million,

Debt as of June 30, 2020 of $381.4 million was $180.6 million higher compared with $200.8 million as of December 31, 2019. Cash and cash equivalents and restricted cash of $202.7 million as of June 30, 2020 increased $193.7 million compared with cash and cash equivalents of $9.0 million as of December 31, 2019. Both “Restricted cash” and “Debt payable within one year” on the consolidated balance sheet as of June 30, 2020 include $176.5 million of principal and accrued interest that the Company deposited with the 2021 Note Trustee as a result of the call for redemption of the $175 million of 2021 Senior Notes, and after drawing down $200 million on the new Term Loan B Facility. The redemption of the 2021 Senior Notes was completed in July 2020.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In assessing COVID-19 impacts, only costs which were unusual, incremental and directly attributable to mitigating the effects COVID-19 on operations were excluded.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	Second Quarter		YTD
Continuing Operations ($ Millions, except share and per share data)	2020	2019	2020	2019
GAAP Operating Income (Loss)	$(58.5)	$19.8	$(34.9)	$37.2
Asset restructuring and impairment costs	55.3	2.0	55.3	2.0
Other restructuring and non-routine costs	1.3	1.5	2.7	1.5
Loss on debt extinguishment	1.9	—	1.9	—
COVID-19 costs	0.4	—	1.5	—
Acquisition and due diligence costs	0.1	—	1.1	—
Adjusted Operating Income	$0.5	$23.3	$27.6	$40.7

GAAP Income (Loss)	$(50.1)	$13.6	$(33.7)	$25.4
Asset restructuring and impairment costs	42.0	1.5	42.0	1.5
Other restructuring and non-routine costs	1.0	1.1	2.0	1.1
Loss on debt extinguishment	1.4	—	1.4	—
COVID-19 costs	0.4	—	1.2	—
Acquisition and due diligence costs	—	—	0.8	—
Valuation allowance adjustment for income taxes	4.0	—	4.0	—
Adjusted Income (Loss)	$(1.3)	$16.2	$17.7	$28.0

GAAP Earnings (Loss) per Diluted Common Share	$(2.98)	$0.80	$(2.01)	$1.49
Asset restructuring and impairment costs	2.50	0.08	2.50	0.09
Other restructuring and non-routine costs	0.06	0.07	0.12	0.07
Loss on debt extinguishment	0.08	—	0.08	—
COVID-19 costs	0.02	—	0.07	—
Acquisition and due diligence costs	—	—	0.04	—
Valuation allowance adjustment for income taxes	0.24	—	0.24	—
Adjusted Earnings (Loss) per Share	$(0.08)	$0.95	$1.04	$1.65

Diluted Shares (in thousands)	16,797	16,910	16,812	16,914

Conference Call
A conference call and webcast to discuss second quarter earnings and other matters of interest will be held as noted below. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting http://www.directeventreg.com/registration/event/8066449 with conference ID 8066449. After registering, instructions will be shared on how to join the call.

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until September 2, 2020.

A replay of the call will be available until August 12, 2020 and can be accessed as follows:
Encore Dial In #:                  (800) 585-8367 or (416) 621-4642
Replay Access Code:     8066449

About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$161.4	$253.4	$395.0	$493.1
Cost of products sold	140.0	202.7	319.6	398.7
Gross profit	21.4	50.7	75.4	94.4
Selling, general and administrative expenses	20.8	26.9	47.4	52.2
Asset restructuring and impairment costs	55.3	2.0	55.3	2.0
Other restructuring and non-routine costs	1.3	1.5	2.7	1.5
Loss on debt extinguishment	1.9	—	1.9	—
COVID-19 costs	0.4	—	1.5	—
Acquisition and due diligence costs	0.1	—	1.1	—
Other expense - net	0.1	0.5	0.4	1.5
Operating income (loss)	(58.5)	19.8	(34.9)	37.2
Interest expense - net	3.0	3.0	5.9	6.2
Income (loss) from continuing operations before income taxes	(61.5)	16.8	(40.8)	31.0
Provision (benefit) for income taxes	(11.4)	3.2	(7.1)	5.6
Net income (loss)	$(50.1)	$13.6	$(33.7)	$25.4

Earnings (Loss) Per Common Share
Basic	$(2.98)	$0.80	$(2.01)	$1.50
Diluted	$(2.98)	$0.80	$(2.01)	$1.49

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,797	16,863	16,812	16,861
Diluted	16,797	16,910	16,812	16,914

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net Sales:
Technical Products	$106.1	$146.4	$248.3	$286.4
Fine Paper and Packaging	55.3	107.0	146.7	206.7
Consolidated	$161.4	$253.4	$395.0	$493.1

Operating Income (Loss):
Technical Products	$(47.3)	$12.5	$(31.1)	$23.8
Fine Paper and Packaging	(4.1)	12.9	10.7	24.8
Unallocated corporate costs	(7.1)	(5.6)	(14.5)	(11.4)
Consolidated	$(58.5)	$19.8	$(34.9)	$37.2

RECONCILIATION OF SEGMENT OPERATING INCOME (LOSS)
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Technical Products
GAAP Operating Income (Loss)	$(47.3)	$12.5	$(31.1)	$23.8
Asset restructuring and impairment costs	51.6	—	51.6	—
Other restructuring and non-routine costs	0.2	0.4	0.4	0.4
Loss on debt extinguishment	0.1	—	0.1	—
COVID-19 costs	0.1	—	0.7	—
Adjusted Operating Income	4.7	12.9	21.7	24.2

Fine Paper and Packaging
GAAP Operating Income (Loss)	(4.1)	12.9	10.7	24.8
Asset restructuring and impairment costs	3.7	2.0	3.7	2.0
Other restructuring and non-routine costs	0.8	1.0	1.7	1.0
COVID-19 costs	0.1	—	0.6	—
Adjusted Operating Income	0.5	15.9	16.7	27.8

Unallocated Corporate Costs
GAAP Operating Loss	(7.1)	(5.6)	(14.5)	(11.4)
Other restructuring and non-routine costs	0.3	0.1	0.6	0.1
Loss on debt extinguishment	1.8	—	1.8	—
COVID-19 costs	0.2	—	0.2	—
Acquisition and due diligence costs	0.1	—	1.1	—
Adjusted Operating Loss	(4.7)	(5.5)	(10.8)	(11.3)

Consolidated
GAAP Operating Income (Loss)	(58.5)	19.8	(34.9)	37.2
Asset restructuring and impairment costs	55.3	2.0	55.3	2.0
Other restructuring and non-routine costs	1.3	1.5	2.7	1.5
Loss on debt extinguishment	1.9	—	1.9	—
COVID-19 costs	0.4	—	1.5	—
Acquisition and due diligence costs	0.1	—	1.1	—
Adjusted Operating Income	$0.5	$23.3	$27.6	$40.7

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$26.2	$9.0
Restricted cash	176.5	—
Accounts receivable - net	91.8	102.6
Inventories	115.0	122.8
Prepaid and other current assets	16.1	18.3
Total Current Assets	425.6	252.7
Property, Plant and Equipment - net	319.5	380.6
Lease Right-of-Use Assets	21.0	13.9
Deferred Income Taxes	22.3	13.4
Goodwill and Other Intangibles - net	146.4	149.8
Other Noncurrent Assets	17.6	17.4
Total Assets	$952.4	$827.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$179.7	$2.6
Lease liabilities payable within one year	2.8	1.9
Accounts payable	37.0	48.9
Accrued expenses	47.0	47.0
Total Current Liabilities	266.5	100.4
Long-term Debt	201.7	198.2
Noncurrent Lease Liabilities	19.3	13.0
Noncurrent Employee Benefits	89.3	93.1
Deferred Income Taxes	12.1	12.9
Other Noncurrent Obligations	5.5	3.9
Total Liabilities	594.4	421.5
Stockholders’ Equity	358.0	406.3
Total Liabilities and Stockholders’ Equity	$952.4	$827.8

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Operating Activities
Net income (loss)	$(33.7)	$25.4
Depreciation and amortization	19.7	19.0
Stock-based compensation	3.1	3.6
Deferred income tax provision (benefit)	(10.3)	1.9
Asset impairment costs	52.3	—
Loss on debt extinguishment	1.9	—
Loss on asset dispositions	0.1	0.1
Provision for uncollectible accounts receivable	1.1	—
Non-cash effects of changes in liabilities for uncertain income tax positions	—	(0.4)
Decrease (increase) in working capital	7.9	(7.3)
Pension and other postretirement benefits	(0.1)	(0.9)
Long-term payroll taxes	1.7	—
Other	(0.1)	(0.4)
Net cash provided by operating activities	43.6	41.0

Investing Activities
Capital expenditures	(8.0)	(9.0)
Purchase of marketable securities	(0.1)	(0.3)
Other	(0.2)	(0.3)
Cash used in investing activities	(8.3)	(9.6)

Financing Activities
Long-term borrowings	291.0	124.3
Repayments of long-term debt	(107.5)	(139.9)
Debt issuance costs	(5.2)	(0.4)
Cash dividends paid	(16.0)	(15.2)
Shares purchased	(3.8)	(2.0)
Cash provided by (used in) financing activities	158.5	(33.2)

Effect of exchange rates on cash and cash equivalents	(0.1)	—
Net increase (decrease) in cash and cash equivalents and restricted cash	193.7	(1.8)
Cash and cash equivalents, beginning of the year	9.0	9.9
Cash and cash equivalents and restricted cash, end of period	$202.7	$8.1

Reconciliation to the condensed consolidated balance sheet:
Cash and cash equivalents	$26.2	$8.1
Restricted cash	176.5	—
Cash and cash equivalents and restricted cash, end of period	$202.7	$8.1